EXHIBIT 3.1

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.sos.state.co.us.

E-Filed

Colorado Secretary of State
Date and Time: 01/12/2018 01:34 PM
ID Number: 20071190833

Document number: 20181033313
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 20071190833
(Colorado Secretary of State ID number)

Entity name Bravatek Solutions, Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(**Caution**: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Brunson *(Last)* Lance *(First)* ______ *(Middle)* ______ *(Suffix)*

Walker Center
(Street name and number or Post Office Box information)
175 S. Main Street, Suite 1410

Salt Lake City *(City)* UT *(State)* 84111 *(Postal/Zip Code)*

______ *(Province – if applicable)* United States *(Country – if not US)*

AMD_PC Page 1 of 2 Rev. 12/20/2016

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

AMD_PC Page 2 of 2 Rev. 12/20/2016

CERTIFICATE OF DESIGNATION OF

SERIES D PREFERRED STOCK OF

BRAVATEK SOLUTIONS, INC.

Bravatek Solutions, Inc., a corporation organized and existing under and by virtue of the provisions of the Colorado Revised Statutes (the “Colorado Revised Statutes” or “CRS”)

DOES HEREBY CERTIFY:

1.	That the name of this corporation is Bravatek Solutions, Inc., and that this corporation was originally incorporated pursuant to the Colorado Revised Statutes on April 19, 2007.

2.	Pursuant to the authority expressly granted to and vested in the Board of Directors of Bravatek Solutions, Inc. (the “Corporation”) under the Colorado Revised Statutes and by Article 12 of Corporation’s Articles of Incorporation (the “Articles”), there is hereby created, and the Corporation is hereby authorized to issue, a series of convertible preferred stock, $.0001 par value, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles, the following terms, conditions, rights, restrictions, preferences and privileges:

I. DESIGNATION AND AMOUNT

a.	A series of convertible preferred stock is hereby designated as “Series D Convertible Preferred Stock” in the amount of One Hundred (100,000) shares (the “Series D Preferred Stock”).

II. VOTING

a.	Each share of Series D Preferred Stock shall not be entitled to any voting rights prior to conversion into Common Stock of the Corporation.

III. CONVERSION

a.	The holders of the outstanding shares of Series D Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

i.	Right to Convert. At the option of the holder thereof, each share of Series D Preferred Stock shall be convertible, at the office of the Corporation, at any time, into a number of fully paid and non‐assessable shares of the Corporation’s Common Stock equal to $24.00 divided by the volume-weighted average price of the Corporation’s Common Stock as reported on OTCMarkets.com on the trading day immediately preceding conversion so long as such conversion would not result in the holder beneficially owning more than 4.99% of the Corporation’s Common Stock after conversion. As an example for clarity, if the holder elected to convert 1 share of Series D Preferred Stock into Common Stock, and the volume-weighted average price of the Corporation’s Common Stock were $0.005 on the trading date prior to the date of conversion as reported on OTCMarkets.com, such share would convert into 4,800 shares of Common Stock.

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ii.	Mechanics of Conversion. Each holder of outstanding shares of Series D Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation together with written notice to the Corporation stating that such holder elects to convert the same and the number of shares of Series D Preferred Stock being converted (the “Conversion Notice”). Thereupon, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made on the date of such surrender of the certificate or certificates representing the shares of Series D Preferred Stock to be converted together with the Conversion Notice (the “Conversion Date”), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

iii.	Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date that the Amendment to the Articles creating the Series D Preferred Stock was filed with the Colorado Secretary of State (the “Filing Date”) effects a division of the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately adjusted, and, conversely, if the Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately adjusted. Any adjustment under this Section shall be effective on the close of business on the date such division or combination becomes effective.

iv.	Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock, a merger or consolidation of the Corporation into or with another corporation or a sale of all or substantially all of the Corporation’s properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made such that the holders of outstanding shares of Series D Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series D Preferred Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale.

v.	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series D Preferred Stock. If any fractional shares result from a conversion, the total number of shares of Common Stock issued upon conversion shall be rounded up to the total number of whole shares of Common Stock issuable upon conversion.

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VI. NOTICES

a.	Any notice required or permitted by the provisions of this Article to be given to a holder of shares of Series D Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Colorado Business Corporation Act and shall be deemed sent upon such mailing or electronic transmission.

VII. NO OTHER RIGHTS DESIGNATED

a.	Except as expressly designated herein, there are no other rights or preferences related to the Series D Preferred Shares, including without limitation any rights to dividends, liquidation preferences, or seniority to other classes and series of stock.

* * *

3. That the foregoing Certificate of Designation was approved by the holders of the requisite members of the Board of Directors of this Corporation in accordance with Section 7 of the Colorado Revised Statutes.

4. That this Certificate of Designation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation as provided herein, has been duly adopted in accordance with Section 7 of the Colorado Revised Statutes.

IN WITNESS WHEREOF, this Certificate of Designation of Series D Preferred Stock has been executed by a duly authorized officer of this corporation on this 12th day of January, 2018.

BRAVATEK SOLUTIONS, INC.

By:	/s/ Thomas A. Cellucci
Thomas A. Cellucci, PhD MBA
Chief Executive Officer

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